EXHIBIT 23.01

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

XLI Technologies, Inc. (fka Mineria Y Exploraciones Olympia Inc)

As independent registered public accountants, we hereby consent to the use of our report dated January 6, 2016, with respect to the financial statements of Bosch International LLC, in amendment number 1 to its Form S-1, to be filed on or about June 8, 2016 relating to the registration of 9,591,118 shares of common stock. We also consent to the reference of our firm under the caption "Experts" in the registration statement.

/s/ Sadler Gibb, LLC

Salt Lake City, UT

June 10, 2016